Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in Registration Statement (No. 333-280595) of ScanTech AI Systems Inc. on Amendment No. 1 to Form S-1 of our report dated May 14, 2025 with respect to our audits of the financial statements of ScanTech Identification Beam Systems, LLC as of December 31, 2024 and 2023 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. Our audit report contained an explanatory paragraph regarding ScanTech Identification Beam Systems, LLC’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

August 12, 2025